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                                   Exhibit 21

                               PECO Energy Company
                                  Subsidiaries


PECO Energy Power Company (PA)

Susquehanna Power Company (MD)

The Proprietors of the Susquehanna Canal (inactive) (MD)

Susquehanna Electric Company (MD)

Eastern Pennsylvania Development Company (PA)

Adwin Equipment Company (PA)

Adwin (Schuylkill) Cogeneration, Inc. (PA)

Adwin Realty Company (PA)

Energy Performance Services, Inc. (PA)

PECO Energy Capital Corp (DE)

Horizon Energy Company (PA)

PECO Wireless, LLC (DE)

Exelon Corporation (PA)

Energy Trading Company (DE)

ATNP Finance Company (DE)

PEC Financial Services, LLC (PA)

NEWHOLDCO Corporation (PA)

Buttonwoods Associates, Inc. (DE)

Route 213 Enterprises, Inc. (DE)